Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	FIRM and AFFILIATE OFFICES	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NORTH JERSEY LAS VEGAS SOUTH JERSEY SYDNEY MYANMAR ALLIANCES IN MEXICO

www.duanemorris.com

November 10, 2025

Seven Hills Realty Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458-1634

Re:	Rights Offering

Ladies and Gentlemen:

We have acted as Maryland counsel to Seven Hills Realty Trust, a Maryland real estate investment trust (the “Company”) in connection with certain matters of Maryland law arising out of the Company's issuance of transferable rights (each a “Right” and collectively, the “Rights”) to the holders of record (the “Holders”) of common shares of beneficial interest, $0.001 par value per share (the “Common Shares”), of the Company. The Holders are the holders of record at 5:00 p.m. (New York City time) on November 10, 2025 or such other date as is established as the record date (the “Record Date”). The Rights entitle Holders to subscribe collectively for up to an aggregate of 7,532,861 Common Shares (each, a “Share” and, collectively, the “Shares”), pursuant to the Company's shelf registration statement on Form S-3 (File No. 333-290401) for the offer and sale of an aggregate amount of up to $500,000,000 of certain of the Company's securities, including the Rights and the Shares (the “Registration Statement”), which Registration Statement was filed under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) and declared effective by the Securities and Exchange Commission (the “Commission”). The Registration Statement contains a form of prospectus, dated September 19, 2025 (the “Base Prospectus”), pertaining to the offer, issuance and sale of the securities registered thereby, including the Rights and the Shares.

DUANE MORRIS LLP
1201 WILLS STREET, SUITE 330, BALTIMORE MD 21231	PHONE: +1 410 949 2900 FAX: +1 410 949 2901

Seven Hills Realty Trust

November 10, 2025

For purposes of rendering this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

1.           the Registration Statement;

2.           the Base Prospectus;

3.           the prospectus supplement, dated October 30, 2025, to the Base Prospectus (together with the Base Prospectus, the “Prospectus”);

4.           the dealer manager agreement, dated as of October 30, 2025 (the “Dealer Manager Agreement”), by and between the Company, Tremont Realty Capital LLC and UBS Securities LLC, as exclusive dealer manager;

5.           certified copies of (i) the articles of conversion of the Company filed with the Maryland State Department of Assessments and Taxation (“SDAT”) on December 21, 2021 and (ii) the declaration of trust of the Company filed with SDAT on December 21, 2021 (collectively, the “SEVN Charter”);

6.           a certified copy of the second amended and restated bylaws of the Company dated as of May 30, 2024 (the “SEVN Bylaws”; together with the SEVN Charter, the “SEVN Organizational Documents”);

7.           a copy of the resolutions adopted by the board of trustees of the Company, or a duly authorized committee of the board of trustees of the Company (the “Board”), relating to, among other things, registration of the Securities (the “Resolutions”);

8.           an officer’s certificate of the Company as to, among other things, the authenticity and completeness of the SEVN Organizational Documents, the Resolutions, and other matters that we have deemed necessary and appropriate (together with the SEVN Organizational Documents and Resolutions, the “SEVN Documents”); and

9.           a certificate of status of the Company from SDAT dated November 7, 2025 (the “Good Standing Certificate”).

The documents referenced above in items 1 through 4 are referred to herein as the “Transaction Documents”.

We have also examined such other certificates of public officials, such other certificates of officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. Other than the foregoing and the documents listed in items 1 through 9 above, we have not reviewed any other documents. We have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects, and we have no reason to believe that the same are not true, complete and accurate in all material respects.

Seven Hills Realty Trust

November 10, 2025

In such examination, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity and completeness of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents; (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects; (vi) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vii) that the conduct of the parties has complied with the requirements of good faith, fair dealing and conscionability; (viii) that the representations, warranties, statements and information contained in the Transaction Documents and the Good Standing Certificate or other comparable documents from public officials dated prior to the date hereof are complete and accurate as of the date hereof; (ix) that all persons executing the Transaction Documents on behalf of any party (other than the Company) are duly authorized; (x) that each of the parties (other than the Company) has duly and validly executed and delivered the Transaction Documents and the party’s obligations are valid and legally binding obligations enforceable in accordance with the terms thereof; (xi) that the Transaction Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated by the Transaction Documents and the rights and obligations of the parties thereunder; and (xii) that the Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VII of the SEVN Charter.

As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Transaction Documents and other documents delivered pursuant thereto, and the Good Standing Certificate, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof. Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation, examination or inquiry to confirm or determine the existence or absence of facts, searched the books or records of the Company, searched any internal files, court files, public records, or other information, collected or examined or reviewed any communications, instruments, agreements, documents, financial statements or tax filings, minutes, records or liens.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.           The Company is a real estate investment trust (as defined in the Maryland REIT Law) that is validly existing and in good standing under the laws of the State of Maryland.

Seven Hills Realty Trust

November 10, 2025

2.           The issuance of the Shares upon exercise of the Rights to purchase such Shares under the Rights Offering has been duly authorized by all necessary real estate investment trust action on the part of the Company and, when issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions of the Registration Statement, the Prospectus and the Dealer Manager Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state or jurisdiction. In delivering our opinion in paragraph 1 hereof regarding the valid existence and good standing of the Company, we have relied solely upon the Good Standing Certificate, and such opinion is limited to the date and meaning ascribed to such terms in such Good Standing Certificate by the respective public official that issued such Good Standing Certificate.

We express no opinion on the enforceability of the Transaction Documents.

We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland, or federal or state laws regarding fraudulent transfers or any laws, ordinances, zoning restrictions, rules or regulations of any city, county or other municipality or any other local governmental agency, whether in the State of Maryland or any other jurisdiction.

The opinions expressed herein are rendered only as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof, and to the reference to our firm under the caption “Legal Matters” in the Prospectus. By giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the 1933 Act or within the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Duane Morris LLP